Exhibit 10.1

SEPARATION AGREEMENT

AND FULL AND FINAL RELEASE

This Separation Agreement and Full and Final Release (the “Agreement”) is made and entered into by and between Greg Eveland (hereinafter referred to as the “Executive”) and Walco International, Inc. (hereafter referred to as the “Company”). Animal Health International, Inc. (hereinafter referred to as “AHII”) is a party to this Agreement solely for the purposes expressly stated below.

WHEREAS, the Executive and the Company previously entered that certain Employment Agreement dated September 1, 1997, as amended on June 30, 2005 (the “Employment Agreement”);

WHEREAS, pursuant to the Animal Health International, Inc. 2007 Stock Option and Incentive Plan (the “Stock Option Plan”), AHII granted to the Executive an option to purchase 125,000 shares of AHII stock subject to the terms of that certain Incentive Stock Option Agreement (the “Stock Option Agreement”) entered into between AHII and the Executive dated January 30, 2007; and

WHEREAS, the parties desire to amend certain terms of the Employment Agreement to facilitate the Executive’s transition from the Company, and extend certain obligations of the Executive as specified herein.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the parties knowingly and voluntarily agree to the following terms:

1.	Notice of Termination Without Cause; Termination Date; Effect of Termination.

Pursuant to Section 5.4 of the Employment Agreement, the Company has, by this paragraph, provided the Executive with written notice that it is terminating the Employment Agreement and his employment without Cause (as defined in the Employment Agreement). The Executive’s employment with the Company and the Employment Agreement shall be terminated effective October 1, 2007 (the “Termination Date”). Effective as of the Termination Date, the Employee hereby resigns from all corporate, board, and other offices and positions he held with the Company and all of its subsidiaries and affiliates.

2.	Final Pay and Benefits.

The Executive acknowledges that he has received, or will receive, the following payments and benefits in accordance with the Company’s existing policies, or at the Company’s discretion, pursuant to his employment with the Company and his participation in the Company’s benefit plans:

a.	Payment of his regular base salary through the Termination Date. This amount is a gross amount, subject to applicable deductions and withholdings, and will be paid to the Executive on or before the Company’s first regularly scheduled payday after the Termination Date.

Executive’s initials

b.	Subject to the terms and conditions of this Agreement, payment or other entitlement, in accordance with the terms of the applicable plan or other benefit, of any benefits to which he had a vested entitlement as of the Termination Date under the terms of employee benefit plans established by the Company.

c.	The Executive is entitled at his option to continue his group health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. If the Executive elects to continue such insurance coverage, he must complete a COBRA election form, which will be furnished to him under separate cover, and timely return it in accordance with its terms.

d.	Based on the Executive’s participation in the Stock Option Plan, the Executive received options to purchase 125,000 shares of Company stock awarded pursuant to his Stock Option Agreement. By signing this Agreement, the Executive represents and warrants that he has no options to purchase any stock of the Company or any of the other Released Parties (as defined in Paragraph 10) other than as described in the Stock Option Agreement. All options that were not fully vested and were therefore not exercisable as of the Termination Date shall be forfeited except as provided below.

3.	Termination of Prior Agreements; Post-Termination Obligations Under Employment Agreement.

In consideration of the mutual promises and undertakings set out in this Agreement, the parties agree that all prior agreements (the “Prior Agreements”) between (a) the Company and the Executive, and (b) the Executive and any of the other Released Parties (as defined in Paragraph 10 below), including without limitation the Employment Agreement, shall be terminated as of the Effective Date (as defined in Paragraph 24) except as provided below. The parties further agree that, as of the Effective Date, the Executive and the other Released Parties shall have no further liabilities, obligations, or duties to the Executive, and the Executive shall forfeit all rights and benefits, under the Prior Agreements. Notwithstanding the previous two sentences and the termination of the Executive’s employment with the Company, the Executive acknowledges that Sections 7 (Confidential Information), 8 (Assignment of Rights to Intellectual Property), 9 (Restricted Activities), 10 (Enforcement of Covenants), and 13 (Definitions) of the Employment Agreement, as such terms may be amended by this Agreement (together, the “Post-Termination Obligations”), shall continue in full force and effect according to their terms after the Termination Date. The Executive further acknowledges and agrees that he intends to, and shall, comply with his Post-Termination Obligations under the Employment Agreement notwithstanding the termination of his Employment Agreement and his employment with the Company.

Executive’s initials

4.	Agreement to Amend and Extend Duration of Restricted Activities Under Employment Agreement.

The Executive acknowledges that Section 9.1 of the Employment Agreement contains a covenant not to compete in favor of the Company and that Section 9.3 of the Employment Agreement contains a covenant not to solicit in favor of the Company. The parties further acknowledge that, under Section 20 of the Employment Agreement, they may amend the Employment Agreement in a writing signed by both parties. Accordingly, and in exchange for the Company’s promises and undertakings under this Agreement, the Executive agrees that (a) the length of the covenant not to compete under Section 9.1 of the Employment Agreement shall be amended and extended without further action until September 30, 2010, and (b) the length of the covenant not to solicit under Section 9.3 of the Employment Agreement shall be amended and extended without further action until September 30, 2010. The Executive further acknowledges and agrees that he intends to, and shall, comply with the above referenced covenant not to compete and covenant not to solicit obligations under the Employment Agreement until September 30, 2010 notwithstanding the termination of his Employment Agreement and his employment with the Company.

5.	Non-Admission of Liability.

The Executive and the Company are entering into this Agreement as a way of amicably concluding their employment relationship on the Termination Date, and resolving voluntarily any dispute or potential dispute or claim that the Executive has or might have with the Company, whether known or unknown by the Executive at this time. This Agreement is not and should not be construed as an allegation or admission on the part of the Company or the Executive that it or he has acted unlawfully or violated any state or federal law or regulation. The Company and the other Released Parties specifically disclaim any liability to the Executive or any other person, and the Executive specifically disclaims any liability to the Company or any other person, for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract. Except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company, the Executive or any of the other Released Parties.

6.	Separation Benefits.

Contingent upon the Executive’s acceptance and non-revocation of this Agreement and in consideration of the Executive’s promises and undertakings in this Agreement, the Company or AHII, as applicable, shall provide to him, in addition to the salary and benefits he will receive pursuant to Paragraph 2, the following separation benefits (the “Separation Benefits”):

a.	the Company shall pay the Executive, by direct deposit unless otherwise instructed by Executive, $225,000.00 (TWO HUNDRED TWENTY-FIVE THOUSAND and NO/100 DOLLARS), less applicable taxes and withholdings, in 24 equal semi-monthly installments beginning on the fifteenth day of the month during which the Effective Date occurs and continuing on the fifteenth and last days of the month over a 12-month period until paid in full.

Executive’s initials

b.	the Company shall pay the Executive, by direct deposit unless otherwise instructed by Executive, $225,000.00 (TWO HUNDRED TWENTY-FIVE THOUSAND and NO/100 DOLLARS), less applicable taxes and withholdings, in 48 equal semi-monthly installments beginning on October 15, 2008 and continuing on the fifteenth and last days of the month over a 24-month period until paid in full.

c.	on the 30th day following the Effective Date of this Agreement (as defined in Paragraph 24), the Company shall transfer titles (if applicable) and ownership to the Executive of (i) the 2004 GMC Yukon Denali (Vehicle Identification Number VIN1GKFK66U44J330150) currently in the possession of the Executive, which for tax purposes is agreed to have a fair market value of $21,000, (ii) the Dell model PP18L laptop computer currently in the possession of the Company, and (iii) the Blackberry model 8700C personal digital assistant currently in the possession of the Executive; provided, however, that the Executive shall port the telephone number assigned to the Blackberry to the service provider of his choice within 30 days following the Termination Date and that the Executive shall be responsible for all charges in connection with such service after the Termination Date.

d.	if the Executive timely elects to continue medical, dental and vision insurance continuation coverage following the Termination Date under COBRA, the Company shall provide for such coverage at the Company’s expense for 18 months beginning October 1, 2007 and ending April 30, 2009 in accordance with Paragraph 6(g) (the “MDV Premium Payments”). If the Executive thereafter exhausts his COBRA coverage eligibility and obtains subsequent medical, dental and/or vision insurance coverage by purchasing an individual insurance policy that is reasonably acceptable to the Company, the Company shall reimburse the Executive for the cost of such coverage in accordance with Paragraph 6(g) (the “MDV Reimbursement”). Such MDV Reimbursements shall be made as soon as practicable, but in no event later than the last day of the calendar month following the calendar month in which such costs were incurred. The Company’s obligation for MDV Reimbursements under this Paragraph 6(d) shall extend until (i) September 30, 2010; or (ii) the date the Executive obtains other group health insurance coverage (as a result of subsequent employment, marriage, or otherwise) through another employer’s group health insurance plan, whichever is sooner. The Company’s obligations under this Paragraph 6(d) are conditioned on the Executive (i) communicating with the Company as necessary to facilitate payment; and (ii) promptly notifying the Company’s General Counsel in writing if he becomes eligible for other group health insurance coverage through another employer’s group health insurance plan. Upon written request by the Executive each month as applicable, the Company will promptly confirm to the Executive payment of each premium required to be paid pursuant to this Paragraph 6(d).

e.	the Company shall continue to pay the premiums on the Executive’s life and disability insurance policy with the Company in effect immediately before the Termination

Executive’s initials

Date for 18 months beginning October 1, 2007 and ending April 30, 2009 in accordance with Paragraph 6(g) (the “Life/Disability Premium Payments”). If the Executive thereafter elects to continue such life and disability insurance coverage, the Company shall reimburse the Executive for the cost of such coverage in accordance with Paragraph 6(g) (the “Life/Disability Reimbursement”). Such Life/Disability Reimbursements shall be made as soon as practicable, but in no event later than the last day of the calendar month following the calendar month in which such costs were incurred. The Company’s obligation for Life/Disability Reimbursements under this Paragraph 6(e) shall extend until (i) September 30, 2010, or (ii) the date the Executive obtains other life or disability insurance, as applicable and of comparable coverage, as a result of subsequent employment, whichever is sooner. The Company’s obligations under this Paragraph 6(e) are conditioned on the Executive (i) communicating with the Company as necessary to facilitate payment; and (ii) promptly notifying the Company’s General Counsel in writing if he becomes eligible for other life insurance coverage through another employer. Upon written request by the Executive each month as applicable, the Company will promptly confirm to the Executive payment of each premium required to be paid pursuant to this Paragraph 6(e).

f.	AHII shall fully vest and make exercisable as of the Termination Date 50,000 of the Executive’s 125,000 options to purchase the stock of AHII previously issued to the Executive pursuant to the Stock Option Plan and the Stock Option Agreement. The Executive shall have until January 30, 2017 (which is the “Expiration Date” as defined in the Stock Option Agreement) to exercise such options.

g.	In no event shall the Company’s obligations to make the MDV Premium Payments and the Life/Disability Premium Payments exceed a combined total of $1,000 per month. The Company shall each month initially apply the $1,000 toward any outstanding MDV Premium Payments and then toward any outstanding Life/Disability Premium Payments. In no event shall the Company’s obligations to make the MDV Reimbursements and Life/Disability Reimbursements exceed a combined total of $1,000 per month. The Company shall each month initially apply the $1,000 toward any outstanding MDV Reimbursements and then to any outstanding Life/Disability Reimbursements.

7.	Tax Consequences; Internal Revenue Code Section 409A.

The Executive acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of the Separation Benefits offered to him pursuant to this Agreement. In addition, the parties have drafted this Agreement in accordance with Section 409A of the Internal Revenue Code (the “Code”) and intend that it comply with Section 409A of the Code and any related rules, regulations, or other guidance. The parties further intend that this Agreement shall be interpreted and construed to comply with Section 409A of the Code. The parties agree to cooperate and work together in good faith to take all actions reasonably necessary to effectuate the intent of this paragraph. Notwithstanding the preceding sentence, the Executive shall be solely responsible for any risk that the tax treatment of all or part of the

Executive’s initials

Separation Benefits may be affected by Section 409A of the Code and impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest. Because of the potential tax consequences, the Executive has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

8.	Confidentiality; Reporting Obligations; Trading Obligations.

In consideration of the Company’s promises and undertakings in this Agreement, the Executive agrees that he shall not discuss the personnel practices of the Company, the business practices of the Company, the termination of his employment, the reasons for such termination, or any disagreements he may have concerning such reasons with any employee of the Company, any customer or potential customer of the Company, or any other third party who is not a family member (including without limitation any member of the media). If asked about the termination of his employment by any employee of the Company, any customer or potential customer of the Company, or any other third party who is not a family member, the Executive shall limit his response to the statement that “I separated from the company to pursue other opportunities” or similar words to that effect.

In addition, the Executive understands and acknowledges that AHII will file a Current Report on Form 8-K with the Securities and Exchange Commission to report the departure from employment of an executive officer and that this Agreement will be filed as an exhibit to such Current Report. The Executive further understands and acknowledges that he shall be subject to AHII’s Insider Trading Procedures (the “Insider Trading Procedures”) as executed by him on February 16, 2007 and, as such, may not trade in AHII’s securities in accordance therewith until any material, nonpublic information he possesses has become public or is no longer material. For avoidance of doubt, Executive understands and acknowledges that he shall be deemed for purposes of this Paragraph 8 to continue to possess material, non-public information until at least the third business day after AHII’s public announcement of its results for the quarter ended September 30, 2007. Notwithstanding the foregoing, Executive shall comply with all federal and state securities laws applicable to the trading of Company securities with knowledge of material non-public information regarding the Company. The Company hereby consents, at any time after any material, nonpublic information the Executive possesses has become public or is no longer material, to the transfer of Executive’s shares of common stock of the Company from the Executive’s existing account with Charles Schwab & Co., Inc. to an account with a brokerage firm of Executive’s choice.

9.	Representations Concerning Claims.

The Executive represents that he shall not file any complaints, claims, or actions against the Company or any of the other Released Parties (as defined in Paragraph 10) with any court or agency, regarding any matters or claims that arose prior to the Executive’s signing of this Agreement, and that if any court or agency assumes jurisdiction on behalf of the Executive of any complaint, claim or action against the Company or any of the other Released Parties he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

Executive’s initials

Nothing, however, in this Agreement shall be construed to prevent the Executive from filing an administrative charge or complaint of discrimination challenging the validity of the release in Paragraph 10 of this Agreement under the Age Discrimination in Employment Act (“ADEA”) or the Older Worker’s Benefit Protection Act (“OWBPA”). The Executive further understands and agrees that if he or someone acting on his behalf such as an administrative agency files, or causes to be filed, any such claim, charge, complaint, or action against the Company, he expressly waives any right to recover any damages or other relief, whatsoever, from the Company including costs and attorneys’ fees.

10.	Releases.

In exchange for the Separation Benefits described above and the Company’s other promises and undertakings in this Agreement, the Executive, for himself, his heirs, executors, administrators, successors and assigns, does fully and forever release and discharge (a) the Company; (b) any parent, subsidiary, or entity affiliated with the Company, including without limitation AHII; and (c) any current or former officer, director, partner, fiduciary, agent, employee, representative, volunteer, insurer, attorney, shareholder, or any successors and assigns of the entities or persons named in (a)-(b) (the “Released Parties”), from all actions, lawsuits, grievances, and claims of any nature whatsoever, whether known, unknown, vicarious, derivative, or direct. This release specifically includes, but is not limited to, all claims or demands arising out of or relating in any way to (a) the Executive’s employment or his separation from employment with the Company; (b) any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Executive’s employment relationship with the Company, including but not limited to the ADEA; (c) any contract or agreement between, concerning, or relating to the parties, including without limitation any Prior Agreement, the Employment Agreement, and all claims for severance benefits or otherwise arising under or related to the Employment Agreement; and (d) any other alleged act, breach, conduct, negligence, gross negligence, or omission of the Company or any of the other Released Parties. This release does not waive any rights or claims under the ADEA that may arise after the date this Agreement is signed by the Executive or any rights or claims for breach or enforcement of this Agreement.

In exchange for the Executive’s promises and undertakings in this Agreement, the Company does fully and forever release and discharge the Executive from all actions, lawsuits, grievances, and claims of any nature whatsoever, whether vicarious, derivative, or direct. This release specifically includes, but is not limited to, all claims or demands arising out of or relating in any way to (a) the Executive’s employment (including his position as an officer or director of the Company or its subsidiaries) or his separation from employment with the Company; (b) any contract or agreement between, concerning, or relating to the parties, including without limitation any Prior Agreement, the Employment Agreement, and all claims for severance benefits or otherwise arising under or related to the Employment Agreement; and (c) any other alleged act, breach, conduct, negligence, gross negligence, or omission of the Executive. Notwithstanding the preceding two sentences, this release does not waive any claims of the Company (a) that may arise after the Executive signs this Agreement, (b) that are based on facts not known to the officers of the Company (other than the Executive) on the date the Executive signs this Agreement, or (c) that may arise for breach or enforcement of this Agreement or the Post-Termination Obligations under the Employment Agreement.

Executive’s initials

11.	Waiver of Certain Rights.

In consideration of the mutual promises and undertakings in this Agreement, the Executive agrees that:

a.	Right to Relief Not Provided in This Agreement. He shall and hereby does irrevocably waive any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as compensation or damages related to his employment or the termination of his employment with the Company or any of the other Released Parties, anything of value that is not provided for in this Agreement.

b.	Right to a Jury Trial. HE SHALL AND HEREBY DOES IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES, INCLUDING WITHOUT LIMITATION ANY CLAIM FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

c.	Right to Class- or Collective-Action Initiation or Participation. He shall and hereby does irrevocably waive the right to initiate or participate in any class or collective action with respect to any claim against the Company or the Released Parties, including without limitation any claim arising from the formation, continuation, or termination of his employment relationship with the Company or any of the other Released Parties.

12.	Non-Disparagement Agreement.

The Executive agrees that he shall not make to any other parties who are not family members any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Company’s or any of the other Released Parties’ business or employment practices, or any other disparaging or derogatory remarks about the Company or any of the other Released Parties. The Company agrees that its officers shall not make to any other parties who are not affiliated with the Company or any of the other Released Parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of the Executive’s business practices, or any other disparaging or derogatory remarks about the Executive.

13.	Alternative Employment.

Executive understands and agrees, that in the event that Executive secures alternative employment or otherwise provides any services to another company for any remuneration at any time before September 10, 2010, the Company’s obligations to provide the Separation Benefits under Paragraphs 6(d) and (e) shall terminate but all other provisions of this Agreement shall remain in full force and effect.

Executive’s initials

14.	Conditions on Payment of Separation Benefits; Remedies.

Notwithstanding any other provision in this Agreement, the Company’s obligation to provide the Separation Benefits to the Executive is subject to the condition that the Executive complies with his obligations under Paragraphs 4, 10, and 12 (provided, however, that for purposes of this Paragraph 14, the Executive’s compliance with Paragraph 12 shall be limited to statements or remarks to the Company’s employees, any third party that transacts business or is negotiating to transact business with the Company, and any other third party in the animal health industry, including any competitors and potential vendors of the Company) of this Agreement and his Post-Termination Obligations under Sections 7, 9.1, and 9.3 of the Employment Agreement. The Company shall have the right to suspend or cease providing any part of the Separation Benefits, as well as to seek restitution of Separation Benefits already provided, if (a) the Executive has breached any such obligations during the first year following the Effective Date or (b) the Company determines, while acting reasonably and in good faith, that the Executive has breached any such obligations during the second or third year following the Effective Date, but all other provisions of this Agreement shall remain in full force and effect. The existence of any claim or cause of action of the Executive against the Company or any of the other Released Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Executive’s obligations under this Agreement or his Post-Termination Obligations under the Employment Agreement. In the event of any breach by the Executive of any of his obligations under this Agreement or his Post-Termination Obligations under the Employment Agreement, the Company shall be entitled to recover from the Executive its reasonable attorneys’ fees and all costs and expenses associated with the enforcement of any provision of this Agreement or the Post-Termination Obligations under the Employment Agreement; provided, however, that this sentence shall not apply to any claim or complaint of discrimination challenging the validity of the release in Paragraph 10 of this Agreement under the ADEA or the OWBPA. In the event of any breach by the Company of any of its obligations under this Agreement, the Executive shall be entitled to recover from the Company his reasonable attorneys’ fees and all costs and expenses associated with the enforcement of any provision of this Agreement. The rights under this Paragraph 14 shall be in addition to any other available rights and remedies should the Executive breach any of his obligations under this Agreement or any of his Post-Termination Obligations under the Employment Agreement or the Company breach any of its obligations under this Agreement.

15.	Agreement Not to Seek Reemployment.

Neither the Company nor any of the other Released Parties shall have any obligation to employ or to hire or rehire the Executive, to consider him for hire, or to deal with him in any respect at any location, office, or place of business with regard to future employment or potential employment. Accordingly, in consideration of the Company’s promises and undertakings in this Agreement, the Executive agrees that (a) he shall not ever apply for or otherwise seek employment with the Company, AHII, or their successors and assigns at any time in the future, at any location, office, or place of business, and (b) his forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory.

Executive’s initials

16.	Representation of No Unlawful or Unethical Conduct.

The Executive represents and warrants that, except as disclosed by him in writing to the Company’s General Counsel before the Effective Date, he has no knowledge that any officer, director, employee, agent, or representative of the Company has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Executive further represents and warrants that he shall, between the Termination Date and September 30, 2010, notify the Company’s General Counsel in writing in the event he becomes aware that any officer, director, trustee, employee, agent, or representative of the Company has committed or is suspected of committing any unlawful or illegal conduct or acts in manner requiring corrective action. The Executive further represents and warrants that he has not informed the Company or AHII of, and that he is unaware of, any alleged violations of the Company’s standards of business conduct or personnel policies, or other misconduct by the Company or AHII, that have not been resolved satisfactorily by the Company.

17.	Cooperation in Legal and Administrative Proceedings.

The Executive shall cooperate fully and completely with the Company and any of the other Released Parties, at their request and without any additional compensation, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties. This obligation includes without limitation promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony without being subpoenaed in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to him. If the Executive appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of the Company or any of the other Released Parties, the Company shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by him as a result of testifying.

18.	Return of Property and Information of the Company.

Whether or not the Executive signs this Agreement, and subject to Paragraph 6(c) above, on or before five business days after the Termination Date, the Executive shall return to the Company, and shall not remove, destroy, or delete, any and all physical, intellectual, or other property and information, in whatever form or media, and all copies thereof whether or not the original was deleted or destroyed, of the Company or the other Released Parties that are in his possession or control, including without limitation physical property such as credit cards, bank cards or information, PDA, computer, keys, access cards; passwords to the Company’s information systems; Confidential Information (as defined in Section 13.2 of the Employment Agreement); physical or electronic business-related documents that he received from or sent to any employee of the Company or the other Released Parties, that he copied from the files or records of the Company or the other Released Parties, or that he otherwise had access to during his employment. This Paragraph 18 does not apply to, and the Executive may retain a copy of, personnel, benefit, or payroll documents concerning only him.

Executive’s initials

19.	Consultation.

The Executive shall, without any additional compensation, upon request of the Company’s President and Chief Executive Officer, be available from the Termination Date through September 30, 2010, for consultation at reasonable times and without unreasonable interference with his personal or business activities, in person or by telephone, as necessary, on such business matters relating to the Company or the other Released Parties as may be within his knowledge. The Company shall reimburse the Executive, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by him in connection with his providing consultation to the Company.

20.	Disclosure and Use of Confidential Information.

The Company promises to, and shall, provide the Executive with access to previously undisclosed Confidential Information (as defined by Section 13.2 of the Employment Agreement) of the Company necessary to assist the Executive in providing the consultation described under Paragraph 19 above between the Termination Date and September 30, 2010. In exchange for the Company’s promise as just stated, the Executive acknowledges and agrees that all of the documents and information of the Company or the other Released Parties to which the Executive had access during his employment and to which he will have access to following the termination of his employment, including without limitation all Confidential Information as defined by Section 13.2 of the Employment Agreement, are considered confidential and shall not used by him to benefit any third party or disseminated or disclosed by him to any other parties, except as may be required by law or judicial process.

21.	Assignment.

The Executive’s obligations, rights, and benefits under this Agreement are personal to him and shall not be assigned to any person or entity without written permission from the Company’s President and Chief Executive Officer or his designee. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

22.	Time for Consideration; Expiration of Offer.

The Company’s offer of the Separation Benefits and this Agreement shall expire at 5:00 p.m. on the 21st day after the Executive received this Agreement for consideration. The Executive may accept this offer at any time before expiration by signing this Agreement below, and returning it to the Company’s General Counsel so that it is received before the deadline. Whether or not the Executive signs this Agreement, he will receive the items in Paragraph 2, and is required to follow the obligations in Paragraphs 18 and 20 and his Post-Termination Obligations under the Employment Agreement.

Executive’s initials

23.	Consultation With an Attorney.

The Executive has the right, and is encouraged by this paragraph, to consult with an attorney of his choice before signing this Agreement. In this regard, the Company shall reimburse the Executive for his attorney’s fees and costs incurred up to $7,500.00. The Executive represents that he has consulted with an attorney before signing this Agreement and acknowledges that his attorney has negotiated this Agreement on his behalf with inside and outside legal counsel for the Company and AHII.

24.	Effective Date; Revocation Right; Effect of Revocation.

This Agreement shall become effective and enforceable upon the expiration of seven days after the Executive signs and returns it to the Company’s General Counsel (the “Effective Date”). At any time before the Effective Date, the Executive may revoke his acceptance by notifying Company’s General Counsel of his revocation in writing. If the Executive revokes his acceptance, he shall not be entitled to any part of the Separation Benefits described above.

25.	Knowing and Voluntary Agreement.

The Executive acknowledges that (a) he has had a reasonable period in which to deliberate regarding the terms of this Agreement and to consider whether to sign this Agreement, (b) he fully understands the meaning and effect of signing this Agreement, and (c) his signing of this Agreement is knowing and voluntary. The Executive further acknowledges that neither the Company nor any of the other Released Parties has made any promise or representation to him concerning this Agreement that is not expressed in this Agreement, and that in signing this Agreement, he is not relying on any statement or representation by the Company or any of the other Released Parties, but is instead relying solely on his own judgment and consultation with his attorney.

26.	Independent Consideration; Common-Law Duties.

Whether expressly stated in this Agreement or not, all obligations the Executive assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the Company’s mutual promises and undertakings in this Agreement and the Separation Benefits described above. In addition, the Executive acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Separation Benefits to him outside of this Agreement. The Executive further acknowledges and agrees that his obligations under this Agreement supplement, rather than supplant, his common-law duties and Post-Termination Obligations under the Employment Agreement owed to the Company.

27.	Entire Agreement; Amendment.

This Agreement contains and represents the entire agreement of the parties with respect to the Executive’s termination of employment and payments and benefits upon or by reason of his termination of employment, and supersedes all prior agreements and understandings, written and oral, between the parties with respect to their subject matters. Notwithstanding the previous sentence, nothing in this Agreement shall supersede or abrogate the Executive’s duty to comply with the Post-Termination Obligations under the Employment Agreement. This Agreement may

Executive’s initials

not be modified except by a written instrument duly signed and acknowledged by each of the parties hereto. The Company represents and warrants to the Executive that this Agreement and the amendment of the Stock Option Agreement provided for in Paragraph 6(f) of this Agreement have been duly authorized by the Compensation Committee of the Board of Directors of AHII.

28.	Partial Invalidity.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

29.	Governing Law; Venue.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws. Any suit, action, or proceeding between any of the parties or involving, arising out of, or relating to the enforcement of this Agreement shall be instituted only in any state or federal court of competent jurisdiction that regularly conducts proceedings in Dallas or Tarrant County, Texas. Nothing in this Agreement, however, precludes the Company from seeking to remove a civil action from any state court to federal court. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding in the federal or state courts in Dallas or Tarrant County, Texas, any defense of inconvenient forum, any right to a jury trial, and irrevocably submits to the jurisdiction of any of the federal or state courts in Dallas or Tarrant County, Texas in any such suit, action or proceeding. The provisions of this Paragraph 29 shall be specifically enforceable against the parties.

30.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature Page Follows]

Executive’s initials

AGREED TO:

WALCO INTERNATIONAL, INC.	EXECUTIVE

By:	By:
Print Name:	Print Name:	Greg Eveland
Print Title:	Date:
Date:

ANIMAL HEALTH INTERNATIONAL, INC.

By:
Print Name:
Print Title:
Date:

Page 14 of 14
Executive’s initials